Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin

Associate Director of Corporate

Communications and Investor Relations

408-215-4572

nestrin@nuvelo.com

Lee Bendekgey

SVP, General Counsel and CFO

408-215-4358

lbendekgey@nuvelo.com

NUVELO REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS,

ACCOMPLISHMENTS AND 2005 OUTLOOK

SUNNYVALE, Calif., February 15, 2005 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO) today announced fourth quarter and year end 2004 financial results, accomplishments and 2005 outlook.

For the three months ended December 31, 2004, Nuvelo reported a net loss of $13.0 million or $0.40 per share compared to a net loss of $9.4 million or $0.37 per share for the same period in 2003. The loss from continuing operations during the three month period was $10.8 million or $0.33 per share in 2004 compared to $8.9 million or $0.35 per share in 2003. Revenues from continuing operations for the fourth quarter of 2004 were $43,000, compared to revenues of $12,000 for the same period in 2003, after accounting for the sale of Callida Genomics, Inc. in December 2004.

For the twelve months ended December 31, 2004 Nuvelo reported a net loss of $52.5 million or $1.70 per share, compared to a net loss of $50.2 million or $2.37 per share in 2003. The loss from continuing operations was $48.9 million or $1.59 per share in 2004 compared to $46.2 million or $2.19 per share in 2003. Revenues from continuing operations for the twelve months ended December 31, 2004 were $0.2 million compared to revenues of $1.0 million for the same period in 2003.

The increase in net loss for the twelve months ended December 31, 2004 of $2.3 million was primarily attributable to an increase of $10.0 million in research and development expenses offset by a decrease of $6.4 million in general and administrative expenses. The increase in research and development expenses was primarily related to increased spending on our development stage drug candidates, including license and collaboration fees and the advancement of our preclinical research programs. The decrease in general and administrative expenses was primarily due to decreases from the costs incurred in 2003 related to the Humboldt Court lease termination and the merger with Variagenics.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com

As of December 31, 2004, Nuvelo had approximately $50.6 million in cash, cash equivalents and short-term investments compared to approximately $34.2 million at December 31, 2003. On February 9, 2005, Nuvelo completed a public offering of 9,775,000 shares of common stock with gross proceeds totaling $73.3 million. Net proceeds after underwriters’ fees and estimated stock issuance costs are expected to be approximately $68.3 million. Nuvelo intends to use the net proceeds from this offering for general corporate purposes, including capital expenditures, working capital needs, current and future clinical trials of the lead drug candidate, alfimeprase, as well as other research and drug development activities.

“In 2004, we became a late-stage product company with multiple development opportunities focused on acute, hospital based cardiovascular care,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “We made significant progress advancing this acute cardiovascular franchise. We acquired worldwide rights to our lead product candidate, alfimeprase, completed enrollment in and announced positive results for both of our Phase 2 alfimeprase trials for acute peripheral arterial occlusion (PAO) and catheter occlusion and look forward to initiating Phase 3 clinical programs in both indications this year. We also significantly strengthened our financial position and are beginning to seek collaborations for our development programs where we believe partnerships can accelerate or improve our efforts.”

Recent Corporate Accomplishments

—Gained worldwide rights from Amgen to develop and commercialize alfimeprase in exchange for payment of previously negotiated development milestones and royalties.

—Presented positive, full Phase 2 clinical trial results at the American Society of Hematology (ASH) 46th Annual Meeting and Exposition showing that alfimeprase has the potential to restore function in patients with occluded central venous access devices (CVADs) in as early as 5 minutes.

—Completed a financing with gross proceeds of approximately $73.3 million.

—Advanced an internal research candidate, NU206, into IND-enabling studies.

—Entered into an interim agreement with Avecia Limited for the manufacture of commercial supply of alfimeprase.

—Appointed Dr. Michael Levy as senior vice president of research and development.

—Sold our subsidiary, Callida Genomics, Inc., to SBH Genomics, Inc., a privately held Delaware corporation, as part of our strategy to focus our resources and management attention on our drug discovery and development programs.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com

2005 Outlook

In 2005, Nuvelo anticipates accomplishing the following:

—Enroll the first patient in the Phase 3 alfimeprase trial in acute PAO in the first quarter of 2005.

—Enroll the first patient in the Phase 3 alfimeprase trial in patients with central venous catheter occlusion in the second half of 2005.

—Complete enrollment in the Phase 2a rNAPc2 trial in patients with acute coronary syndromes (ACS) currently being conducted with the TIMI Study Group led by Dr. Eugene Braunwald of Brigham and Women’s Hospital and Harvard Medical School in the first half of 2005.

—Complete enrollment in the Phase 1 ARC183 program for use in coronary artery bypass graft (CABG) surgery, in the first half of 2005.

—Announce a primary indication for our preclinical candidate, NU206 in the first half of 2005.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800/795-1259 for domestic callers and 785/832-2422 for international callers and reference conference ID, 7Nuvelo. A telephone replay of the conference call will be available through Tuesday, March 15, 2005. To access the replay, please dial 877/693-4281 for domestic callers and 402/220-1602 for international callers.

This call is also being webcast by Thomson/CCBN and can be accessed at Nuvelo’s Web site at www.nuvelo.com or by visiting Thomson/CCBN’s individual investor portal, powered by StreetEvents, at www.fulldisclosure.com. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Upcoming Events

Dr. Ted W. Love, president and CEO will be presenting at the BIOCEO & Investor Conference in New York City, on Thursday, February 24, 2005 at 2:00 p.m. Eastern Time.

Dr. Love will provide a brief corporate overview, clinical updates and near-term milestones. A live audio webcast of the presentation will be available online via the Investor Relations portion of Nuvelo’s Web site at www.nuvelo.com or http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=NUVO&item_id=1009145.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, recently completed two Phase 2 trials in acute peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements” regarding our anticipated use of cash in the fiscal year 2005, our success in concluding collaboration agreements for our research and development programs and the timing of any such agreements, and the timing and progress of Nuvelo’s clinical stage and internal research programs, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent Form 8-K filing of January 24, 2005, annual report on Form 10-K for the year ended December 31, 2003 and subsequent quarterly reports on Form 10-Q. We disclaim any intent or obligation to update these forward-looking statements.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Twelve months ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
Contract revenues:	$43	$12	$195	$1,024

Operating expenses:
Research and development	8,168	6,241	39,970	30,014
General and administrative	2,461	2,414	8,702	15,069
Loss on sale of assets	192	15	167	1,225

Total operating expenses	10,821	8,670	48,839	46,308

Operating loss	(10,778)	(8,658)	(48,644)	(45,284)

Interest and other income	602	333	2,889	747
Interest and other expense	(661)	(557)	(3,187)	(1,692)

Loss from continuing operations	(10,837)	(8,882)	(48,942)	(46,229)

Discontinued operations:
Loss from discontinued operations (including loss on disposal of $1,641 in 2004)	(2,145)	(507)	(3,547)	(3,958)

Net loss	$(12,982)	$(9,389)	$(52,489)	$(50,187)

Basic and diluted net loss per share:
Continuing operations	$(0.33)	$(0.35)	$(1.59)	$(2.19)
Discontinued operations	$(0.07)	$(0.02)	$(0.11)	$(0.18)

Total basic and diluted net loss per share	$(0.40)	$(0.37)	$(1.70)	$(2.37)

Weighted average shares used in computing basic and diluted net loss per share	32,218	25,203	30,874	21,054

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2003 *
Cash, cash equivalents and short term investments	$50,625	$34,189
Restricted cash	191	501
Total assets	79,264	57,809
Bank loan	2,600	—
Notes payable	4,000	6,600
Capital lease obligations	1,079	3,070
Line of credit	7,792	10,542
Accumulated deficit	(254,739)	(203,559)
Total stockholders’ equity	45,589	22,701

*	The consolidated balance sheet data at December 31, 2003 has been derived from the audited financial statements as of that date.

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www. nuvelo.com